EXHIBIT 11.1
                 FREEPORT-McMoRan COPPER & GOLD INC.
               COMPUTATION OF NET INCOME PER COMMON AND
                       COMMON EQUIVALENT SHARE


                                        Three Months
                                       Ended March 31,
                                   ------------------------
                                      1996          1995
                                   ----------    ----------
                                    (In Thousands, Except
                                      Per Share Amounts)
Primary:
  Net income applicable to
   common stock                    $   22,450    $   43,993
                                   ==========    ==========

  Average common shares
   outstanding                        196,438       205,953
  Common stock equivalents:
    Stock options                       2,092             -
                                   ----------    ----------

  Common and common equivalent
   shares                             198,530       205,953
                                   ==========    ==========

  Net income per common and common
   equivalent share                      $.11          $.21
                                         ====          ====